SERVICES AGREEMENT

THIS OPTIMA SOLUTIONS LTD. AGREEMENT (the “Agreement”) is dated as of this 1st day of May 2019, between Intellisense Solutions, Inc. a Nevada corporation (the "Company") and service provider Oded Gilboa and Optima Solutions Ltd., an Israeli entity under the control of Oded Gilboa (the "provider"). The Company and The provider are sometimes referred to collectively, as the "Parties" and individually, as a "Party."

WHEREAS, the Company desires to engage the provider to perform the following duties:

CFO position for the company including:

·	Reporting administration and record keeping services
·	Maintaining books and records and bookkeeping
·	Preparation of quarterly and annual SEC reports
·	Maintaining investor agreement and legal agreement,
·	Payments processing and bank relationships
·	Responding to auditors inquires
·	Interfacing with Attorneys on legal and compliance matters
·	Servicing investors with Share certificates issuance and processing broker.

NOW THEREFOR, the Parties agree as follows:

1. Services: The provider agrees perform the above listed services (the "Services").

2. Compensation: In consideration for the Services to be provided by the provider from appointment, the Company shall pay the provider for the term of the agreement USD $6,000 per month. For book keeping services related Canna Patch Ltd. an Israeli corporation ID number 515957363 (the "Subsidiary") the fee will be $300 beginning May 1, 2019 and will be re-assessed as company operations expand.

3.	3.
3.1	In consideration for the Services to be rendered and performed by the Consultant under this Agreement, the Parties agree that the Company shall issue to Consultant: 15,000 shares and 90,000 Class A warrants (the “Class A Warrants”), each exercisable for a period of thirty-six (36) months from the date first set forth above to purchase one (1) Share on a “cashless basis” at an exercise price of $0.01 per Share Share, as follows: (i) 30,000 Shares as of May 1, 2019; (ii) 30,000 Shares as of January 1, 2020; (iii) 30,000 Shares as of January 1, 2021. The terms and conditions of the Class A Warrants (collectively, the “Warrants”) are set forth in the respective Warrant Agreements attached as Exhibits A hereto.

3.2	The Parties acknowledge and agree Warrants being issued under this Agreement and any Shares issuable upon exercise of the Warrants have not been registered under the Securities Act of 1933, as amended (the “Act”), This Unit Offering is being made pursuant to this Agreement: (i) in reliance upon the exemption provided under Regulation D (hereinafter referred to as “Regulation D” or “Reg D”) promulgated by the United States Securities and Exchange Commission (the “SEC”) under the Securites Act of 1933, as amended (the “Act”); (ii) to one or more “accredited investors” as that term is defined in Rule 501 of Regulation D promulgated by the SEC under the Act. As a result, the Consultant represents that he/she/it is acquiring the Warrants and any underlying Shares (collectively, the “Securities”) for his/her/its own account as principal, not as a nominee or agent, for investment purposes only, and not with a view to, or for, resale, distribution or fractionalization thereof in whole or in part to any U.S. Person and no U.S. Person or any other person has a direct or indirect beneficial interest in such Securities or any portion thereof. Further, the undersigned does not have any contract, undertaking, agreement or arrangement with any U.S. Person or any other person to sell, transfer or grant participations to such person or to any third person, with respect to the Securities for which the undersigned is subscribing or any part of the subject Securities.

3.3	The Consultant acknowledges and agrees that the Warrant and any underlying Shares may not be assigned by the Consultant other than pursuant to an effective registration statement under the or an available exemption pursuant to the rules and regulations promulgated by the SEC under the Act.

4. Right of Termination:

(a)	This agreement shall be of an initial term of two (2) years starting with May 1, 2019 (the ‘term’). If a party wishes to terminate before end of term such terminating party shall provide notice of the same to the non-terminating party at least 30 days prior to termination date. If no such notice is provided, this agreement shall continue in form for additional one year terms until terminated.
(b)	This Agreement may be terminated upon happing of any of the following events:

a.     Whenever the company and The provider shall mutually agree to terminate in writing

b.     The company may at any time terminate this agreement by written notice and discharge the provider upon a finding by the Company’s Board of Directors of good cause (as defined below) for such termination, whereupon the company’s obligation to pay all compensation shall cease as of the date for termination .

As used herein, termination for good cause shall mean termination of this agreement by reason of (i) material breach of this Agreement by The provider (ii) intentional nonperformance or mis-performance of such duties, or refusal to abide by or comply with the reasonable directives of his superior officers, or the Corporation's policies and procedures; (iii) Executive's gross negligence in the performance of his material duties under this Agreement; (iv) Executive's willful dishonesty, fraud or misconduct with respect to the business or affairs of the Corporation, that in the reasonable judgment of the Board of Directors materially and adversely affects the Corporation; or (v) provider conviction of a felony or other crime involving moral turpitude. (vi) the commission of any act in direct or indirect competition with or materially detrimental to the best interests of Corporation that is in breach of Executive s fiduciary duties of care, loyalty and good faith to Corporation. All notices will set forth in reasonable detail the facts and circumstances claimed to provide a basis for a finding of good cause allowing to terminate the agreement.

c.     Should this agreement be terminated for any other reason or should then the provider shall have the right to elect to be terminated for non-cause and in either case, The provider shall be paid all warrants outstanding and all sums due and becoming due for a period of six (6) months from the date of such termination.

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5.       Miscellaneous:

(i) Entire Agreement: This Agreement and the related agreements and exhibits constitute the entire agreement between the Parties hereto with respect to the subject matter hereof;

(ii) Amendment: This Agreement may not be amended or modified in any respect, except by the mutual written agreement of the Parties hereto;

(iii) Attorney’s Fees and costs: in the event of a dispute arising between the parties hereto, and said dispute becomes the subject of arbitration and/or litigation relating to the rights, duties and obligation arising out of this agreement the prevailing party in such action shall be entitled to recover all applicable costs of said action, including but not limited to, reasonable attorney’s fees.

(iv) Counterparts: This Agreement may be executed in any number of counterparts and by the separate Parties hereto in separate counterparts, each of which shall be deemed to be one and the same instrument; and

6.       Change of Control

In the event of change of control termination clauses shall apply and the provider may ask for D&O insurance run-off policy to be purchased and the company will purchase such insurance within the coverage limits set before during the term of existing D&O insurance.

IN WITNESS WHEREOF, the Parties hereto have executed this Agreement as of the day and year first above written.

The provider	Intellisense Solutions, Inc.

/s/:______________________	______________________
Optima Solutions Ltd.	Intellisense Solutions, Inc.
Oded Gilboa	Idan Maimon, CEO

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